As filed with the Securities and Exchange Commission on September 17, 2020

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0936180
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

70 Doppler

Irvine, California 92618

(949) 261 2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Berman

Chief Executive Officer

Hancock Jaffe Laboratories, Inc.

70 Doppler

Irvine, California 92618

(949) 261-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Barry I. Grossman, Esq.

David Selengut, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Approximate date of commencement proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock issuable upon exercise of warrants (2)	1,382,279	$0.79	$1,092,000.41	$141.74
Shares of common stock issuable upon conversion of Series C Convertible Preferred Stock (3)	6,078,125	$0.475	$2,887,109.38	$374.75
Shares of common stock issuable upon exercise of warrants to purchase common stock (4)	6,078,125	$0.32	$1,945,000.00	$252.46
Shares of common stock issuable upon exercise of warrants to purchase common stock (5)	3,495,000	$0.37	$1,293,150.00	$167.85
Total	17,033,529	N/A	$7,217,259.79	$936.80

1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.
2)	Represents (i) 1,300,000 shares of common stock issuable upon exercise of the warrants issued by the registrant on February 25, 2020 in a private placement and (ii) 82,279 shares of common stock issuable upon exercise of the warrants issued by the registrant to the placement agent as consideration for such offering. Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).
3)	Represents 6,078,125 shares of common stock issuable upon conversion of 4,205,406 shares of Series C Convertible Preferred Stock issued by the registrant on July 21, 2020 in a private placement. Proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the common stock on the Nasdaq Capital Market on September 15, 2020.
4)	Represents 6,078,125 shares of common stock issuable upon exercise of the warrants issued by the registrant on July 21, 2020 in a private placement. Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).
5)	Represents 3,495,000 shares of common stock issuable upon exercise of the warrants issued by the registrant on July 21, 2020 in consideration for entering into a voting and lock-up agreement. Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2020

Prospectus

17,033,529 Shares of Common Stock

This prospectus relates to the resale by selling stockholders of up to 17,033,529 shares of common stock of Hancock Jaffe Laboratories, Inc. (“we,” “us,” “our,” the “Company,” or “Hancock”). The shares offered for resale by this prospectus consist of (i) 1,300,000 shares of common stock issuable upon exercise of the warrants (the “February Investor Warrants”) issued by the Company on February 25, 2020 in a private placement offering of shares and warrants (the “February Private Placement”), (ii) 82,279 shares of common stock issuable upon exercise of the warrants (the “February PA Warrants” and together with the February Investor Warrants, the “February Warrants”) issued by the Company to the placement agent as consideration in the February Private Placement, (iii) 6,078,125 shares of common stock issuable upon conversion of 4,205,406 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) issued by the Company on July 21, 2020 in a private placement offering of shares of Series C Preferred Stock and warrants (the “July Private Placement”), (iv) 6,078,125 shares of common stock issuable upon exercise of the warrants (the “July Warrants”) issued by the Company in the July Private Placement and (v) 3,495,000 shares of common stock issuable upon exercise of the warrants (the “Waiver Warrants”) issued by the Company on July 21, 2020 in connection with the waiver by certain stockholders of the Company of certain rights pursuant to a voting and lock-up agreement.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders. However, we may receive proceeds from the exercise of the February Warrants, July Warrants and Waiver Warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions of such warrants.

Our common stock is listed on The NASDAQ Capital Market under the symbol “HJLI.” On September 15, 2020, our common stock closed at $0.43 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 8, including the risk factors in our most recent Annual Report on Form 10-K filed on March 18, 2020, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports. We urge you to carefully read this prospectus, together with the documents we incorporate by reference, describing the terms of these securities before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2020

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

We use our registered trademarks and trade names, such as VenoValve® and CoreoGraft™, in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations, such as ProCol Vascular Bioprosthesis®. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless the contest otherwise requires, the terms “Hancock,” the “Company,” “we,” “us,” “our” and similar terms used in this prospectus refer to Hancock Jaffe Laboratories, Inc.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These forward-looking statements include, but are not limited to, statements about:

●	Failure to obtain approval from the U.S. Food and Drug Administration (“FDA”) to commercially sell our product candidates in a timely manner or at all;
●	Whether surgeons and patients in our target markets accept our product candidates, if approved;
●	The expected growth of our business and our operations, and the capital resources needed to progress our business plan;
●	Failure to scale up of the manufacturing process of our product candidates in a timely manner, or at all;
●	Failure to manufacture our product candidates at a competitive price;
●	Our ability to retain and recruit key personnel, including the development of a sales and marketing infrastructure;
●	Reliance on third party suppliers for certain components of our product candidates;
●	Reliance on third parties to commercialize and distribute our product candidates in the United States and internationally;
●	Changes in external competitive market factors;
●	Uncertainties in generating sustained revenue or achieving profitability;
●	Unanticipated working capital or other cash requirements;
●	Changes in FDA regulations, including testing procedures, of medical devices and related promotional and marketing activities;
●	Our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing;
●	Our ability to obtain and maintain intellectual property protection for our product candidates;
●	Our ability to regain compliance with the continued listing requirements of the Nasdaq Capital Market or otherwise maintain the listing of our securities on the Nasdaq Capital Market; and
●	Changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the medical device industry.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 and notes incorporated by reference herein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations. Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context requires otherwise, references in this prospectus to “HJLI,” “we,” “us,” “our,” “our company,” or similar terminology refer to Hancock Jaffe Laboratories, Inc.

Overview

Hancock Jaffe Laboratories, Inc. is a medical device company developing tissue based solutions that are designed to be life sustaining or life enhancing for patients with cardiovascular disease, and peripheral arterial and venous disease. The Company’s products are being developed to address large unmet medical needs by either offering treatments where none currently exist or by substantially increasing the current standards of care. Our two lead products are: the VenoValve®, a porcine based device to be surgically implanted in the deep venous system of the leg to treat a debilitating condition called chronic venous insufficiency (“CVI”); and the CoreoGraft®, a bovine based conduit to be used to revascularize the heart during coronary artery bypass graft (“CABG”) surgeries. Both of our current products are being developed for approval by the U.S. Food and Drug Administration (“FDA”). We currently receive tissue for our products from one domestic supplier and one international supplier. Our current business model is to license, sell, or enter into strategic alliances with large medical device companies with respect to our products, either prior to or after FDA approval. Our current senior management team has been affiliated with more than 80 products that have received FDA approval or CE marking. We currently lease a 14,507 sq. ft. manufacturing facility in Irvine, California, where we manufacture products for our clinical trials and which has previously been FDA certified for commercial manufacturing of product.

Each of our product candidates will be required to successfully complete significant clinical trials to demonstrate the safety and efficacy of the product candidate before it will be able to be approved by the FDA. The completion of these clinical trials will require a significant amount of capital and the hiring of additional personnel.

VenoValve

Background

Chronic venous disease (“CVD”) is the world’s most prevalent chronic disease. CVD is generally classified using a standardized system known as CEAP (clinical, etiological, anatomical, and pathophysiological). The CEAP system consists of seven clinical classifications (C0 to C6) with C5 to C6 being the most severe cases of CVD.

Chronic Venous Insufficiency (“CVI”) is a subset of CVD and is generally used to describe patients with C4 to C6 CVD. CVI is a condition that affects the venous system of the leg causing pain, swelling, edema, skin changes, and ulcerations. The venous vasculature of the human leg includes the superficial venous system, the deep vein system, and the perforator system which connects the superficial veins and deep veins. In order for blood to return to the heart from the foot, ankle, and lower leg, the calf muscle pushes the blood up the veins of the leg and through a series of one-way valves. Each valve is supposed to open as blood passes through, and then close as blood moves up the leg to the next valve. CVI has two primary causes: obstruction, which occurs when a blood clot in the veins of the leg hardens and prevents the free flow of blood; and valvular incompetence which is usually the result of injury to the valves from blood clots, which occurs when the one-way valves in the leg do not close as they should, causing blood to flow in the wrong direction (reflux) and to pool in the lower leg, resulting in increased venous pressure (venous hypertension). CVI can occur in the superficial vein system, the deep vein system, or in both. The initial version of the VenoValve is being developed to treat CVI resulting from valvular incompetence in the deep vein system of the leg.

Estimates indicate that approximately 4.8 million people in the U.S. have C5 to C6 CVI including patients that develop venous leg ulcers from CVI (C6 patients). Over one million new severe cases of CVI occur each year in the U.S., mostly from patients who have experienced a deep vein thrombosis (blood clot). Of those patients suffering from severe CVI, approximately 55% (2.4 million) have reflux in the deep vein system, or both the deep vein system and the superficial vein system. The average patient seeking treatment of a venous ulcer spends as much as $30,000 a year on wound care, and the total direct medical costs from venous ulcer sufferers in the U.S. has been estimated to exceed $38 billion a year. Aside from the direct medical costs, severe CVI sufferers experience a significantly reduced quality of life. Daily activities such as preparing meals, housework, and personal hygiene (washing and bathing) become difficult due to reduced mobility. For many severe CVI sufferers, intense pain, which frequently occurs at night, prevents patients from getting adequate sleep. Severe CVI sufferers are known to miss about 40% more work days than the average worker. A high percentage of venous ulcer patients also experience severe itching, leg swelling, and an odorous discharge. Wound dressing changes which occur several times a week can be extremely painful. In addition, venous ulcers are very difficult to heal, and a significant percentage of venous ulcers remain unhealed for more than a year. Even if healed, recurrence rates for venous ulcers are known to be high (20% to 40%) within the first year.

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The Opportunity

The VenoValve is a porcine based valve developed at HJLI to be implanted in the deep vein system of the leg to treat CVI. CVI occurs when the valves in the veins of the leg fail, causing blood to flow backwards and pool in the lower leg and ankle. The backwards flow of the blood is called reflux. Reflux results in increased pressure in the veins of the leg, known as venous hypertension. Venous hypertension leads to swelling, discoloration, severe pain, and open sores called venous ulcers. By reducing reflux, and lowering venous hypertension, the VenoValve has the potential to reduce or eliminate the symptoms of deep venous, severe CVI, including venous leg ulcers. The VenoValve is designed to be surgically implanted into the patient on an outpatient basis via a 5 to 6 inch incision in the upper thigh.

There are presently no FDA approved medical devices to address valvular incompetence, or effective treatments for deep venous CVI. Current treatment options include compression garments, or constant leg elevation. These treatments are generally ineffective, as they attempt to alleviate the symptoms of CVI without addressing the underlying causes of the disease. In addition, we believe that compliance with compression garments and leg elevation is extremely low, especially among the elderly. Valve transplants from other parts of the body have been attempted, but with very-poor results. Many attempts to create substitute valves have also failed, usually resulting in early thromboses. The premise behind the VenoValve is that by reducing the underlying causes of CVI, reflux and venous hypertension, the debilitating symptoms of CVI will decrease, resulting in improvement in the quality of the lives of CVI sufferers.

There are approximately 2.4 million people in the U.S. that suffer from deep venous CVI due to valvular incompetence. The average person with a venous ulcer spends approximately $30,000 per year on wound care, resulting in approximately $30 billion of direct medical costs. For those venous ulcers that do heal, there is a 20% to 40% recurrence rate within one year.

VenoValve Clinical Status

After consultation with the FDA, as a precursor to the U.S. pivotal trial, we are conducting a small first-in-man study for the VenoValve in Colombia. The first phase of the first-in-man Colombian trial included 10 patients. In addition to providing safety and efficacy data, the purpose of the first-in-man study is to provide proof of concept, and to provide valuable feedback to make any necessary product modifications or adjustments to our surgical implantation procedures for the VenoValve prior to conducting the U.S. pivotal trial. In December of 2018, we received regulatory approval from Instituto Nacional de Vigilancia de Medicamentos y Alimentos (“INVIMA”), the Colombian equivalent of the FDA. On February 19, 2019, we announced that the first VenoValve was successfully implanted in a patient in Bogota. Between April of 2019 and December of 2019, we successfully implanted VenoValves in 9 additional patients, completing the implantations for the first phase of the Colombian first-in-man study. Overall, VenoValves have been implanted in 11 patients in Colombia . Endpoints for the VenoValve first-in-man study include reflux, measured by doppler, a VCSS score used by the clinician to measure disease severity, and a VAS score used by the patient to measure pain.

On April 28, 2020, we released data from the first-in-man Colombia VenoValve trial. For the first five patients to receive VenoValves, who are all now one-year post VenoValve surgeries, CVI has significantly improved in all five patients when compared to pre-surgery levels. On average, Venous Clinical Severity Scores (“VCSSs”) have improved 72% for the five patients. VCSS scores are commonly used to objectively assess outcomes in the treatment of venous disease, and include ten characteristics including pain, inflammation, skin changes such as pigmentation and induration, the number of active ulcers, and ulcer duration. The improvements in VCSS scores is significant and indicates that VenoValve patients who had severe CVI pre-surgery, now have mild CVI or the complete absence of disease at one-year post surgery. The five VenoValve patients that are one-year post surgery have now completed the first-in-man, clinical study.

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On August 21, 2020, we released one year follow-up data on two additional patients that completed the first-in-man VenoValve trial who showed improvements of 62%, 42%, and 79%, in reflux, VCSS score, and VAS score, respectively. Eight patients have not completed the first-in-man study, with average improvements of 57%, 55%, and 64% in reflux, VCSS scores, and VAS scores, respectively, across all eight patients, when compared to pre-surgery levels. Those result include one patient whose VenoValve became occluded, due to patient non-compliance with anti-coagulation medication. VenoValve safety incidences have been minor and included one (1) fluid pocket (which was aspirated), intolerance from Coumadin anticoagulation therapy, and three minor wound infections (treated with antibiotics).

Next steps for the VenoValve include the continued monitoring of the three remaining VenoValve patients in Colombia, a Pre-IDE meeting with the FDA which we expect to occur in the fourth quarter, the completion of a series of functional tests mandated by the FDA which are necessary for the filing of an IDE application, and the filing of an IDE application for the U.S. pivotal trial which we expect to file in Q1 of 2021.

CoreoGraft

Background

Heart disease is the leading cause of death among men and women in the U.S. accounting for about 1 in every 4 deaths. Coronary heart disease is the most common type of heart disease, killing over 370,000 people each year. Coronary heart disease occurs when arteries around the heart become blocked or occluded, in most cases by plaque. Although balloon angioplasty with or without cardiac stents have become the norm if one or two arteries are blocked, coronary artery bypass surgery remains the treatment of choice for patients with multiple blocked arteries. Approximately 200,000 coronary artery bypass graft (“CABG”) surgeries take place each year in the U.S. In the U.S., CABG surgeries are the most commonly performed cardiac procedure. CABG surgeries alone account for 55% of all cardiac surgeries, and CABG surgeries when combined with valve replacement surgeries account for approximately 62% of all cardiac surgeries. The next largest category accounts for 10% of cardiac surgeries. The number of CABG surgeries are expected to increase as the population continues to age. On average, three grafts are used for each CABG surgery.

Although CABG surgeries are invasive, improved surgical techniques over the years have lowered the fatality rate from CABG surgeries to between 1% and 3% prior to discharge from the hospital. Arteries around heart are accessed via an incision along the sternum known as a sternotomy. Once the incision is made, the sternum (chest) is divided (“cracked”) to access the heart and its surrounding arteries.

CABG surgery is relatively safe and effective. In most instances, doctors prefer to use the left internal mammary artery (“LIMA”), an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart. Use of the LIMA to revascularize the left descending coronary artery (known as the “widow maker”) has become the gold standard for revascularizing the left side of the heart during CABG surgeries. For the right side of the heart, and where additional grafts are needed on the left side, the current standard of care is to harvest the saphenous vein from the patient’s leg to be dissected into pieces and used as bypass grafts around the heart. Unfortunately, saphenous vein grafts (“SVGs”) are not nearly as effective as the LIMA for revascularizing the heart. In fact, SVGs continue to be the weak link for CABG surgeries.

The saphenous vein harvest procedure is itself invasive. Either a long incision is made along the inner leg of the patient to harvest the vein, or the saphenous vein is extracted endoscopically. Regardless of the type of bypass procedure, bypass graft harvest remains an invasive and complication prone aspect of the CABG procedure. Present standard-of-care complications are described in recent published reports in major medical journals. The percentage of complications from the harvest procedure can be as high as 24%. This is mainly due to non-healing of the saphenous wound or development of infection in the area of the saphenous vein harvest site.

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While the LIMA is known for excellent short term and long term patency rates, studies indicate that between 10% and 40% percent of SVGs that are used as conduits for CABG surgeries fail within the first year after the CABG surgery. A significant percentage fail within the first 30 days. At 10 years, the SVGs failure rate can be as high as 75%. When a graft fails, it becomes blocked or occluded, depriving the heart of blood flow. Mortality during the first year after bypass graft failure is very high, between 5% and 9%. For purposes of comparison, a 3% threshold is considered to be a high cardiac risk. In fact, a relatively recent study in Denmark has reported that mortality rates at 8 to 10 years after CABG surgery are as high as 60% to 80%. While a life expectancy of 8 to 10 years following CABG surgery may have been acceptable in the past, expectations have changed and with people now generally living longer, additional focus is now being placed on extending life expectancies following CABG surgeries.

Researchers have determined that there are two main causes of SVGs failure: size mismatch, and a thickening of the interior of the SVGs that begins immediately following the harvest procedure. Size mismatch occurs because the diameter of SVGs is often significantly larger than the diameter of the coronary arteries around the heart. This size mismatch causes flow disturbances, leading to graft thromboses and graft failure. The thickening of the cell walls of SVGs occur when a layer of endothelial cells on the inner surface of the SVGs are disturbed beginning at the harvesting procedure, starting a chain reaction which causes the cells to thicken and the inside of the graft to narrow, resulting in blood clots and graft failure.

The Opportunity

The CoreoGraft is a bovine based off the shelf conduit that could potentially be used to revascularize the heart, instead of harvesting the saphenous vein from the patient’s leg. In addition to avoiding the invasive and painful saphenous vein graft (“SVG”) harvest process, HJLI’s CoreoGraft closely matches the size of the coronary arteries, eliminating graft failures that occur due to size mismatch. In addition, with no graft harvest needed, the CoreoGraft could also reduce or eliminate the inner thickening that burdens and leads to failure of the SVGs.

In addition to providing a potential alternative to SVGs, the CoreoGraft could be used when making grafts from the patients’ own arteries and veins is not an option. For example, patients with significant arterial and vascular disease often do not have suitable vessels to be used as grafts. For other patients, such as women who have undergone radiation treatment for breast cancer and have a higher incidence of heart disease, using the LIMA, an artery running inside the ribcage and close to the sternum, to re-vascularize the left side of the heart may not be an option if it was damaged by the radiation. Another example are patients undergoing a second CABG surgery. Due in large part to early SVG failures, patients may need a second CABG surgery. If the SVG was used for the first CABG surgery, the patient may have insufficient veins to harvest. While the CoreoGraft may start out as a product for patients with no other options, if the CoreoGraft establishes good short term and long term patency rates, it could become the graft of choice for all CABG patients in addition to the LIMA.

Clinical Status

In January of 2020, we announced the results of a six month, nine sheep, animal feasibility study for the CoreoGraft. Bypasses were accomplished by attaching the CoreoGrafts from the ascending aorta to the left anterior descending artery, and surgeries were preformed both on-pump and off-pump. Partners for the feasibility study included the Texas Heart Institute, and American Preclinical Services.

Test subjects were evaluated via angiograms and flow monitors during the study, and a full pathology examination of the CoreoGrafts and the surrounding tissue was performed post necropsy.

The results from the feasibility study demonstrated that the CoreoGrafts remained patent (open) and fully functional at 30, 90, and 180 day intervals after implantation. In addition, pathology examinations of the grafts and surrounding tissue at the conclusion of the study showed no signs of thrombosis, infection, aneurysmal degeneration, changes in the lumen, or other problems that are known to plague and lead to failure of SVGs.

In addition to exceptional patency, pathology examinations indicated full endothelialization for grafts implanted for 180 days both throughout the CoreoGrafts and into the left anterior descending arteries. Endothelium is a layer of endothelial cells that naturally exist throughout healthy veins and arteries that acts as a barrier between blood and the surrounding tissue, which helps promote the smooth passage of blood. Endothelium are known to produce a variety anti-clotting and other positive characteristics that are essential to healthy veins and arteries. The presence of full endothelialization within the longer term CoreoGrafts indicates that the graft is being accepted and assimilated in a manner similar to natural healthy veins and arteries that exist throughout the vascular system and is an indication of long-term biocompatibility.

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In May of 2020, we announced that we had received approval from the Superintendent of Health of the National Health Counsel for the Republic of Paraguay to conduct a first-in-human trial for the CoreoGraft. Up to 5 patients that need coronary artery bypass graft surgery will receive CoreoGraft implants as part of the first-in-human study. In July of 2020, we announced that that we had received permission to proceed with the first-in-human study, which had been put on hold due to the COVID-19 pandemic, and in August of 2020 we announced that two patients had been enrolled for the first-in-human CoreoGraft trial. We are currently making arrangements to export CoreoGrafts to Paraguay to be used for the first-in-human trial.

Our Competitive Strengths

We believe we will offer the cardiovascular device market a compelling value proposition with the launch of our two product candidates, if approved, for the following reasons:

●	We have extensive experience of proprietary processing and manufacturing methodology specifically applicable to the design, processing, manufacturing and sterilization of our biologic tissue devices. We believe that our patents, which cover certain aspects of our devices and the processing methods of biologic valvular tissue as a “bioprosthetic” device, may provide an advantage over potential competitors.
●	We operate a 14,507 square foot manufacturing facility in Irvine, California. Our facility is designed expressly for the manufacture of Class III tissue based implantable medical devices and is equipped for research and development, prototype fabrication, current good manufacturing practices, or cGMP, and manufacturing and shipping for Class III medical devices, including biologic cardiovascular devices.
●	We have attracted senior executives who are experienced in research and development and who have worked on over 50 medical devices that have received FDA approval or CE marking. We also have the advantage of an experienced board of directors and scientific advisory board who will provide guidance as we move towards market launch.

Recent Developments

On May 22, 2020, we executed a non-binding letter of intent to merge the Company with Catheter Precision, Inc., (“Catheter Precision”) a private medical device company focused on cardiovascular diseases, including heart arrythmias. Catheter Precision has developed a software imaging system called VIVO™, an initial version of which is FDA cleared and CE marked, that produces a 3-D virtual image of the heart on a computer monitor for the purpose of accurately identifying and targeting the anatomical location of ventricular arrhythmias for catheter ablation therapy. We are currently completing our due diligence review of Catheter Precision and are continuing negotiating the terms and definitive documentation surrounding the merger, including the amount of merger consideration (though it has been agreed that the consideration payable by us will not include a cash component). Accordingly, we cannot provide any assurance that we will effect a merger transaction with Catheter Precision or, if we are able to consummate such a transaction, that the terms of any such merger transaction will be favorable to our stockholders. See “Risk Factors” beginning on page 8 of this prospectus, including the risk factors incorporated by reference herein, for further discussion surrounding the non-binding letter of intent and the transactions contemplated thereby. David Jenkins, a principal of Catheter Precision, invested in the July Private Placement through Fat Boy Capital, LP and is listed as a selling stockholder herein.

Selling Stockholders

The shares offered for resale by this prospectus consist of (i) 1,300,000 shares of common stock issuable upon exercise of the February Investor Warrants issued by the Company on February 25, 2020 in the February Private Placement, (ii) 82,279 shares of common stock issuable upon exercise of the February PA Warrants issued by the Company to the placement agent as consideration in the February Private Placement, (iii) 6,078,125 shares of common stock issuable upon conversion of 4,205,406 shares of Series C Preferred Stock issued by the Company on July 21, 2020 in the July Private Placement, (iv) 6,078,125 shares of common stock issuable upon exercise of the July Warrants issued by the Company in the July Private Placement and (v) 3,495,000 shares of common stock issuable upon exercise of the Waiver Warrants issued by the Company on July 21, 2020 in connection with the waiver by certain stockholders of the Company of certain rights pursuant to a voting and lock-up agreement.

Principal Offices

Our principal executive offices are located at 70 Doppler, Irvine, California 92618 and the telephone number is (949) 261-2900. Information about us is available on our website http:// www.hancockjaffe.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

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THE OFFERING

Common stock offered by the selling stockholders herein:	17,033,529 shares

Common stock outstanding: (1)	40,098,234 shares

Common stock outstanding after the offering:	57,131,763 shares (assuming the exercise of all of the February Warrants, July Warrants and Waiver Warrants and conversion of all of the shares of Series C Preferred Stock)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the February Warrants, July Warrants and Waiver Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants will be exercised. See “Use of Proceeds.”

Listing of securities:	Our common stock is listed on the Nasdaq Capital Market under the symbol “HJLI.” A class of our warrants is listed on the Nasdaq Capital Market under the symbol “HJLIW.”

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock to be outstanding after this offering as reflected above is based on the actual total number of shares outstanding as of September 14, 2020 and does not include, as of that date:

●	5,392,207 shares of our common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.28 per share;

●	23,163,443 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.23 (including the February Warrants, July Warrants and Waiver Warrants);

●	196,426 additional shares of our common stock reserved for future issuance under our equity incentive plan; and

●	6,078,125 shares of common stock issuable upon conversion of 4,205,406 shares of Series C Preferred Stock issued by the Company on July 21, 2020 in the July Private Placement.

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RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as those risks described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports for the periods ended March 31, 2020 and June 30, 2020, which have been filed with the SEC and are incorporated herein by reference in its entirety, as well as all other information in this prospectus or in any other documents incorporated by reference. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

Risks Related to our Securities

We have issued a significant number of options, warrants and shares of convertible preferred stock and may continue to do so in the future. The vesting and, if applicable, exercise of these securities and the sale of the shares of common stock issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our common stock.

As of the date of this prospectus, we have issued and outstanding options to purchase 5,392,207 shares of our common stock with a weighted average exercise price of $1.28, 250,000 restricted stock awards subject to vesting, 195,160 restricted stock units subject to vesting, warrants to purchase 23,164,443 shares of our common stock with a weighted average exercise price of $1.23 and 4,205,406 shares of Series C Preferred Stock convertible into 6,078,125 shares of common stock. Further, as of the date of this prospectus, our Board of Directors and Compensation Committee have the authority to issue awards totaling an additional 196,426 shares of our common stock under our Amended and Restated 2016 Omnibus Incentive Plan (which will be increased each April 26th such that we can issue a number of shares under our plan equal to 3% of the total issued and outstanding shares of our common stock as of such anniversary). Because the market for our common stock is thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock. Furthermore, the mere existence of a significant number of shares of common stock issuable upon vesting and, if applicable, exercise of these securities may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common stock.

Risks Related to COVID-19

The COVID-19 pandemic has significantly negatively impacted our business.

The COVID-19 pandemic has disrupted the global economy and has negatively impacted large populations including people and businesses that may be directly or indirectly involved with the operation of our Company and the manufacturing, development, and testing of our product candidates. The full scope and economic impact of COVID-19 is still unknown and there are many risks from COVID-19 that could generally and negatively impact economies and healthcare providers in the countries where we do business, the medical device industry as a whole, and development stage, pre-revenue companies such as HJLI. At this time, we have identified the following COVID-19 related risks that we believe have a greater likelihood of negatively impacting our company specific, including, but not limited to:

●	Federal, State and local shelter-in-place directives which limit our employees from accessing our facility to manufacture, develop and test our product candidates.

●	Travel restrictions and quarantine requirements which prevent us from initiating and continuing animal studies and patient trial both inside and outside of the United States.

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●	The burden on hospitals and medical personnel resulting in the cancellation of non-essential medical procedures such as surgical procedures needed to implant our product candidates for pre-clinical and clinical trials.
●	Delays in the procurement of certain supplies and equipment that are needed to develop and test our product candidates.
●	Erosion of the capital markets which make it more difficult to obtain the financing that we need to fund and continue our operations.
●	Potential back-log at regulatory agencies such as the FDA which may result in delays in obtaining regulatory approvals.
●	Travel restrictions which prevent patients from participating and continuing the participation in clinical trials.

Risks Related to our Material Weakness

If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud. If we identify a material weakness in our internal control over financial reporting, our ability to meet our reporting obligations and the trading price of our stock could be negatively affected.

In connection with our issuance of the February Warrants, we identified a material weakness in our internal control over financial reporting with regard to our failure to record an associated derivative liability on a timely basis. This deficiency did not result in the revision of any of our issued financial statements. If we are unable to remediate this material weakness, or if we do not have these controls operating effectively for a sufficient amount of time, management may conclude that we did not maintain effective internal control over financial reporting as of December 31, 2020.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies. In addition, we are required under the Sarbanes-Oxley Act of 2002 to report annually on our internal control over financial reporting. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Accordingly, a material weakness increases the risk that the financial information we report contains material errors.

While we are in the process of developing a detailed plan for remediation of the material weakness, including developing and maintaining a transition process for new finance executives to review existing critical accounting policies and judgments, we can offer no assurance that our remediation plan will ultimately have the intended effects. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations or may lose confidence in our reported financial information. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and The Nasdaq Stock Market, we could face severe consequences from those authorities. In either case, it could result in a material adverse effect on our business or have a negative effect on the trading price of our common stock. Further, if we fail to remedy this deficiency (or any other future deficiencies) or maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of those controls.

Further, in the future, if we cannot conclude that we have effective internal control over our financial reporting, investors could lose confidence in the reliability of our financial statements, which could lead to a decline in our stock price. Failure to comply with reporting requirements could also subject us to sanctions and/or investigations by the SEC, The Nasdaq Stock Market or other regulatory authorities.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the February Warrants, July Warrants and Waiver Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants will be exercised.

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DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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SELLING STOCKHOLDERS

The following table sets forth certain information as of September 15, 2020 regarding the selling stockholders and the shares of common stock currently owned by them and offered by them in this prospectus. Except as indicated in the footnotes to the following table, the selling stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite their name. The percentage of ownership of the selling stockholders in the following table is based upon 40,098,234 shares of common stock outstanding as of September 15, 2020.

Other than as described in the footnotes below, none of the selling stockholders or their affiliates has held a position as an officer or director of the Company, nor do the selling stockholders or any of their affiliates have any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time. Other than as described in the footnotes below, the selling stockholders do not have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
The Mark Hefley Living Trust (2)(3)	1,000,000	500,000	500,000	1.2%
Ken Baker (2)	100,000	50,000	50,000	*
Emil J. Fanelli Jr. (2)	200,000	100,000	100,000	*
Matthew D. Lowery (2)	100,000	50,000	50,000	*
Shores Oil Company (2)(4)	400,000	200,000	200,000	*
James S. Kiening (2)	100,000	50,000	50,000	*
Philip Whitfield Faucette II (2)	100,000	50,000	50,000	*
Grzegorz Wieczerzak (2)	200,000	100,000	100,000	*
David S. Nagelberg 2003 Revocable Trust (2)	400,000	200,000	200,000	*
Arthur Coffey (5)	69,621	69,621	0	*
Ariel Imas (5)	12,658	12,658	0	*
Fat Boy Capital, LP (6)(7)	7,812,500	7,812,500	0	*
The Special Equities Opportunity Fund, LLC (6)(8)	2,000,000	2,000,000	0	*
Iroquois Master Fund Ltd. (6)(9)	781,250	781,250	0	*
Iroquois Capital Investment Group LLC (6)(10)	1,562,500	1,562,500	0	*
Anson Investments Master Fund LP (11)(12)	1,500,000	1,500,000	0	*
Warberg WF VII LP (11)(13)	195,000	195,000	0	*
Warberg WF VIII LP (11)(14)	135,000	135,000	0	*
Intracoastal Capital, LLC (11)(15)	1,500,000	1,500,000	0	*

* Less than 1%

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1.	Assumes the sale of all shares offered pursuant to this prospectus.
2.	Selling stockholder participated in the February Private Placement and received shares of common stock and the February Investor Warrants. The “Number of Shares of Common Stock Owned Prior to Offering” assumes the exercise in full of the February Investor Warrants.
3.	Mark Hefley has the voting and investment control over the securities held by The Mark Hefley Living Trust.
4.	Doug Shore has the voting and investment control over the securities held by Shores Oil Company.
5.

Selling stockholder was assigned the February PA Warrants from the placement agent in the February Private Placement. The “Number of Shares of Common Stock Owned Prior to Offering” assumes the exercise in full of the February PA Warrants.

6.	Selling stockholder participated in the July Private Placement and received shares of Series C Preferred Stock and July Warrants. The “Number of Shares of Common Stock Owned Prior to Offering” assumes the conversion in full of the Series C Preferred Stock and exercise in full of the July Warrants.
7.	David Jenkins has the voting and investment control over the securities held by Fat Boy Capital, LP.
8.	Jonathan Schechter, Joseph Reda and Andrew Arno share voting and investment control over the securities held by The Special Equities Opportunity Fund, LLC.
9.	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund.
10.

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.

11.	Selling stockholder received Waiver Warrants in connection with the waiver by certain stockholders of the Company of certain rights pursuant to a voting and lock-up agreement. The “Number of Shares of Common Stock Owned Prior to Offering” assumes the exercise in full of the Waiver Warrants.
12.	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
13.	Daniel Warsh is the Manager of Warberg WF VII LP and has the voting and investment control over the securities held by Warberg WF VII LP.
14.	Daniel Warsh is the Manager of Warberg WF VIII LP and has the voting and investment control over the securities held by Warberg WF VIII LP.
15.	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock (including shares of common stock issuable upon conversion or exercise of outstanding securities) by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	sales pursuant to Rule 144;
●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling owners for purposes of this prospectus.

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The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

As of the date of this prospectus, our authorized capital stock consisted of 250,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share. Our Board of Directors may establish the rights and preferences of the preferred stock from time to time. As of September 15, 2020, there were 40,098,234 shares of our common stock outstanding and there were 4,205,406 shares of Series C Convertible Preferred Stock issued and outstanding.

Common Stock

Under the terms of our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a publicly traded corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

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Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;
●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our amended and restated certificate of incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

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Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Amendment Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 50 % of the total voting power of all of our outstanding voting stock.

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Elimination of Monetary Liability for Officers and Directors

Our amended and restated certificate of incorporation incorporates certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty. Our amended and restated certificate of incorporation also contains provisions to indemnify the directors and officers to the fullest extent permitted by the DGCL. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Exchange Listing

Our common stock is listed on the Nasdaq under the symbol “HJLI”. Certain of our warrants are listed on the Nasdaq under the symbol “HJLIW.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, New York 11598.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provides that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus were passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The financial statements of Hancock Jaffe Laboratories, Inc. as of and for the years ended December 31, 2019 and 2018, incorporated by reference in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Hancock Jaffe Laboratories, Inc. to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 18, 2020;
2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC on June 8, 2020;
3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC on August 14, 2020;
4.	Our Current Reports on Form 8-K as filed with the SEC on March 3, 2020, April 3, 2020, April 10, 2020. April 20, 2020, May 15, 2020, June 3, 2020, June 15, 2020, July 21, 2020 and September 16, 2020; and
5.	Our definitive proxy statement Schedule 14A filed with the SEC on August 19, 2020.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may requests, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Chief Financial Officer, at Hancock Jaffe Laboratories, Inc., 70 Doppler, Irvine, California 92618, or by telephone at (949) 261-2900. Information about us is also available at our website at www.hancockjaffe.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

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You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

17,033,529 Shares of Common Stock

PROSPECTUS

              , 2020

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The Company is paying all expenses of the offering. No portion of these expenses will be borne by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale. Following is an itemized statement of all expenses in connection with this registration statement. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fee	$885.52
Legal fees and expenses	$40,000
Accounting fees and expenses	$5,000
Total	$45,885.52

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws provides that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses..

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Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Document
5.1	Legal Opinion of Ellenoff Grossman & Schole LLP*
23.1	Consent of Marcum LLP*
23.2	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in Part II of this Registration Statement)*

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 17th day of September, 2020.

Date: September 17, 2020	HANCOCK JAFFE LABORATORIES, INC.

	By:	/s/ Robert Berman
Robert Berman
Chief Executive Officer
(Principal Executive Officer)

	By:	/s/ Craig Glynn
Craig Glynn
Interim Chief Financial Officer
(Principal Financing and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert Berman with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Berman Robert A Berman	President and Chief Executive Officer (Principal Executive Officer)	September 17, 2020

/s/ Craig Glynn Craig Glynn	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2020

/s/ Dr. Francis Duhay Dr. Francis Duhay	Chairman of the Board of Directors	September 17, 2020

/s/ Dr. Sanjay Shrivastava Dr. Sanjay Shrivastava	Director	September 17, 2020

/s/ Matthew Jenusaitis Matthew Jenusaitis	Director	September 17, 2020

/s/ Robert Gray Robert Gray	Director	September 17, 2020

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